Exhibit 99.2

Message to Udemy, Inc. employees from Gregg Coccari on February 13, 2023

My fellow Udemates,

Udemy has served as an invaluable resource to millions of people and thousands of organizations across the world as they’ve navigated through a pandemic and a rapidly changing macroeconomic environment. Together, we have all made a valuable impact on so many lives. This makes today’s announcement an incredibly difficult one to share. In order to position ourselves for long-term sustainable growth, we have made the difficult but necessary decision to reduce our global workforce by 10%.

In previous All Hands meetings, the executive team has endeavored to be as transparent as possible with you about the cautious approach we have taken to navigate through these challenging macroeconomic conditions. We made strategic decisions last year to adjust our cost structure to ensure Udemy came out on the other side a stronger, more efficient company. Over the past few quarters, we slowed hiring and reduced spending across the company, and focused on driving efficiencies and preserving resources.

These steps were taken thoughtfully and aimed at avoiding the necessity of making any adjustments to our Udemate team. Unfortunately, the macroeconomic environment continued to deteriorate in the back half of last year and we are not immune to this challenging environment.

We want everyone to know that taking care of our impacted Udemates is a top priority. It is of the utmost importance that we provide everything we can for their needs, as well as resources to help them find their next role. We want to openly share what each impacted Udemate will be offered.

While some of this varies by employee and location, this includes (but is not limited to):
•Minimum 13 weeks pay (or more for tenure)
•Six months of benefits coverage
•Extended Udemy Business subscription
•Their Udemy laptop
•Annual bonus payout
•Immigration assistance
•Partial accelerated vesting of equity awards
•Access to Crosschq, a tech recruiting tool

I want to be very clear with all of you; this decision is not a reflection of the work or contributions of those impacted — nor is it a reflection of the long-term health of our business. It’s also a decision I don’t take lightly as the CEO of this company. I can’t express enough how sorry I am to have to say goodbye to so many important members of our team.

We’re committed to always learning inside and outside of Udemy, and one of my greatest learning opportunities was being able to learn from all of you over the last four years. This team brings the magic to what we do every day and I’ve been constantly inspired by your authenticity, passion, empathy and unwavering dedication to our mission.

No matter how long you’ve been with us and no matter what your position is, I thank each and every one of you from the bottom of my heart for your commitment to improving lives through learning and letting me learn from you. We will deeply miss our departing Udemates, hold them close to our hearts and encourage everyone to support them as best as we can.

I look forward to connecting with you all in our scheduled All Hands meetings throughout the day. Thank you for everything.